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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

               THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.
                              466 LEXINGTON AVENUE
                                   16TH FLOOR
                            NEW YORK, NEW YORK 10017

                                JANUARY 28, 2005

DEAR SHAREHOLDERS:

     As you are already probably aware, dissident shareholder Phillip Goldstein has targeted your Fund and dragged us into an expensive and disruptive proxy contest. This is unfortunate, but your Board of Directors is committed to acting in the best interest of ALL Fund shareholders.

     WE URGE YOU NOT TO SUPPORT MR. GOLDSTEIN. ACT NOW TO PROTECT YOUR INVESTMENT BY SIGNING, DATING AND MAILING PROMPTLY THE ENCLOSED BLUE PROXY CARD. YOUR VOTE IS CRITICAL -- PLEASE ACT TODAY.

ELECTION OF DIRECTORS

     DO YOU WANT PHILLIP GOLDSTEIN PARTICIPATING IN THE MANAGEMENT OF YOUR FUND?

     - Mr. Goldstein and his hand-picked nominee may have interests that are contrary to those of the Fund's long-term shareholders. While Mr. Goldstein says that, if elected, he believes he and his other nominee would be "more inclined to adopt one of the discount-reduction alternatives" described in the Fund's 2003 Press Release, nowhere does he disclose what specific actions he would be in favor of adopting. Is he in favor of liquidating the Fund, as occurred in at least one other instance of which we are aware where Mr. Goldstein became a director of a closed-end fund? If he has some plan other than the ill-defined self-tender he is advocating, he should tell the Fund's shareholders what it is. As matters now stand, the Fund's shareholders can only guess what precisely Mr. Goldstein has in mind for the Fund.

     - William W. Priest, Jr. and Martin M. Torino, the Fund's nominees for election as directors at the upcoming meeting, have substantially more business and operational experience with respect to emerging markets than Mr. Goldstein and his other nominee. Mr. Priest, during his ten year tenure as the Chief Executive Officer for Credit Suisse Asset Management, LLC, the Fund's investment manager, was responsible for an organization that had substantial amounts of capital invested on behalf of clients in the emerging markets. Mr. Torino, an Argentine citizen and businessman, has been the Chief Executive Officer or the Chairman of operating companies located in emerging markets for many years. Messrs. Priest and Torino also have more experience serving on the boards of investment companies, allowing them to better balance the varied interests of all shareholders. All of that valuable experience and the insights those directors bring to bear as Directors of the Fund will be lost if Mr. Goldstein prevails.

     - Mr. Goldstein alleges that the Fund's Directors were attempting to hold a "hurried annual meeting so that two directors can be elected without competition". That is simply untrue. The only reason the Fund is holding its meeting earlier this year is that in 2004 the Fund's fiscal year end was changed from November 30 to October 31, and the Fund's By-Laws require that the annual meeting be held in the fourth calendar month following the end of the fiscal year. The Fund's fiscal year end was changed so that it would be aligned with the fiscal year end of other closed-end funds in the Credit Suisse complex and thereby achieve certain cost efficiencies which benefit the Fund's shareholders.

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SELF-TENDER PROPOSAL

     Mr. Goldstein's self-motivated recommendation that your Fund conduct a self tender at net asset value is flawed in a number of respects. Consider these facts that he failed to note in his proxy statement:

     - Approximately 31% of your Fund's assets are held in private equity investments (or subject to meeting capital calls with respect thereto). Thus, a large self-tender that is funded by selling off the Fund's liquid securities could result in your Fund having a much higher percentage of its portfolio invested in illiquid securities than the Fund's investment manager and Board deem CONSISTENT WITH PRUDENT INVESTMENT PRACTICE. To help you better understand your Fund's private equity investments, we have attached an overview of these investments as Annex A.

     - If alternatively your Fund sought to liquidate its private equity investments in order to fund Mr. Goldstein's recommended self-tender at net asset value, buyers for these illiquid securities could discount their prices in anticipation of such a "forced" sale, AND CAUSE YOUR FUND TO RECEIVE FAR LOWER PROCEEDS FOR THOSE INVESTMENTS THAN IT MIGHT OTHERWISE.

     - Your Board of Directors, mindful of these issues, has carefully crafted a self-tender policy whereby annual self-tenders will be made in an amount equal to the net proceeds realized by the Fund during each year from its private equity investments less any capital commitments that are funded during that year. Furthermore, by fixing the tender price at 95% of net asset value, the repurchases may have an accretive effect upon the Fund's net asset value for remaining shareholders.

     Please note that your Board of Directors does not intend to present on its own motion Mr. Goldstein's recommendation for a vote at the annual meeting of shareholders, which will be voted upon only if he presents the matter at the meeting for a vote.

                         TIME IS SHORT TO CAST YOUR VOTE
                    RETURN THE ENCLOSED BLUE PROXY CARD TODAY

     If you have any questions or need any assistance in the voting of your proxy, please contact our proxy solicitors, D.F. King & Co., Inc., toll free at
(888) 414-5566.

     On behalf of your Board, thank you for your cooperation, continued support and prompt return of the enclosed BLUE proxy card.


                              Sincerely,


                              /s/ Michael E. Kenneally


                              MICHAEL E. KENNEALLY,
                              CHIEF EXECUTIVE OFFICER
                              THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

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                                     ANNEX A

PRIVATE EQUITY INVESTMENTS

     Under the Fund's non-fundamental investment policies, up to 25% of the Fund's total assets, measured at the time the Fund makes or commits to make an investment, may be invested in the equity securities of closely-held companies or private placements of public companies ("private equity investments"). As of October 31, 2004, the end of the Fund's most recent fiscal year, the Fund held private equity investments with an aggregate fair value of $18.5 million, or approximately 21% of the Fund's net assets, and had outstanding capital commitments to invest an additional $8.7 million. The private equity investments may be grouped into three broad categories:

     - private equity funds, where the Fund typically is a limited partner in a partnership that itself makes private equity investments under the direction of the partnership's general partner or investment adviser;

     - private equity funds of funds, where the Fund is typically a limited partner in a partnership that in turn makes investments in a number of private equity funds or direct investments, again under the direction of the fund-of-fund's general partner or investment adviser; and

     - direct investments, where the Fund has acquired a direct equity interest, typically common or preferred stock, in an operating company.

          As of October 31, 2004, the composition of the Fund's private equity portfolio within these three categories is as follows:

                                           FAIR VALUE OF NET    OUTSTANDING CAPITAL
TYPE OF INVESTMENT               NUMBER     ASSETS INVESTED         COMMITMENTS
------------------               ------    -----------------    -------------------
Private Equity Funds               17        $ 10.3 million       $ 6.9 million
Private Equity Fund-of-Funds        2        $ 5.9 million        $ 1.8 million
Direct Investments                  4        $ 2.3 million             None

     The investment strategies employed by the funds in which the Fund has invested cover a broad range, affording the Fund a very diverse private equity portfolio. By way of example, these include:

     - a fund formed to invest primarily in well-established companies in Latin America's major economies;

     - a fund concentrating in the major Asia-Pacific markets, investing in various areas of telecommunications, including internet businesses, wireline and wireless telecommunications networks and reseller businesses;

     - a venture capital fund focusing on high technology, high growth, seed through late-stage Israeli-related companies; and

     - a fund investing in both public and private companies in India involved in e-commerce, communications, internet and media activities.

     Of the 19 funds in which the Fund has invested, as of the most recent dates for which information is readily available, no single fund manager accounted for more than 28% of the fair value of the combined net assets invested or subject to outstanding capital commitments, while the top five managers accounted for approximately 68% of the total.

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     The Fund's private equity program has resulted in a significant enhancement to the Fund's overall performance. During the period July 1992, when the Fund commenced investing in private equity, though September 30, 2004, the annualized internal rate of return ("IRR") of the private equity investments has been 9.8%(1), while for the same period the Fund's annualized return based on changes in its net asset value was 5.0%.

     Due to the percentage limitations with respect to private equity investments, the Fund has not made a private equity investment (other than pursuant to existing capital commitments) since February, 2001 and will not be making any private equity investments so long as its self-tender policy is in effect other than investments that are required pursuant to existing capital commitments or in exceptional circumstances (subject to the percentage limitations noted above), such as where the Board has determined that an additional investment in a private equity fund is appropriate to seek to preserve or enhance an existing Fund investment.


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(1)  This reflects the combined results of private equity investments made by the Fund and a predecessor fund, The Emerging Markets Infrastructure Fund, Inc., which merged with the Fund in 2000. The private equity IRR is determined using the monthly cash flows of the Fund to calculate the internal rate of return, which is then annualized.

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